Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2017 Omnibus Incentive Plan of Cision Ltd. of our reports dated October 21, 2015 and April 12, 2016, relating to the combined financial statements of PRN Group, included in the Registration Statement on Form S-4 (File No. 333-217256) and related Prospectus of Cision Ltd. for the registration of 22,500,000 shares of its common stock filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, NJ

September 5, 2017